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                                                                     EXHIBIT 4.1

                            ENTERASYS NETWORKS, INC.
                           2004 EQUITY INCENTIVE PLAN

1.    DEFINED TERMS

      Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.    PURPOSE

      The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based Awards and performance-based cash Awards.

3.    ADMINISTRATION

      The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.    LIMITS ON AWARDS UNDER THE PLAN

      (a) NUMBER OF SHARES. A maximum of 15,000,000 shares of Stock, less the combined number of shares issued and shares available for issuance from time to time under the Enterasys Networks, Inc. 2002 Employee Stock Purchase Plan (the "2002 ESPP"), may be delivered in satisfaction of Awards under the Plan. Subject to such overall maximum, up to 14,000,000 shares of Stock, less the combined number of shares issued and shares available for issuance from time to time under the 2002 ESPP, may be issued upon the exercise of ISOs and up to 14,000,000 shares of Stock, less the combined number of shares issued and shares available for issuance from time to time under the 2002 ESPP, may be issued upon the exercise of Stock Options that are not ISOs. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are assumed in connection with the acquisition, or under awards issued in substitution for any such acquired-company awards, shall not reduce the number of shares available for Awards under the Plan.

      (b) TYPE OF SHARES. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

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      (c)   SECTION 162(m) LIMITS. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 2,000,000. The maximum number of shares subject to other Awards granted to any person in any calendar year will be 2,000,000 shares. The maximum amount payable to any person in any calendar year under Cash Awards is $5,000,000. The foregoing provisions will be construed in a manner consistent with Section 162(m).

      (d)   OTHER LIMITS.

            (1) No more than 1,500,000 shares of Stock may be granted as, or made subject to, Awards of Restricted Stock or Awards of Restricted Stock Units that are scheduled to vest more rapidly than ratably over a 4-year period or based on performance criteria that do not extend for at least 2 years. No shares may be granted as, or made subject to, Awards of Restricted Stock or Awards of Restricted Stock Units that are scheduled to vest in a period of less than one year. The preceding limitations shall not be construed to limit acceleration of vesting on account of death, disability, or retirement or by reason of Section 7, or the grant of awards with different terms that are in substitution for awards granted by another company that is acquired by or merged with or into the Company or a subsidiary of the Company or by an affiliate thereof.

            (2) The maximum number of shares of Stock for which Awards may be made to a non-Employee Director in any calendar year is an aggregate of 100,000 shares.

            (3) The total aggregate number of shares of Stock subject to Awards granted during any one calendar year may not exceed 5% of the Company's total aggregate shares of issued and outstanding Stock as of the last day of the calendar year.

5.    ELIGIBILITY AND PARTICIPATION

      The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a "parent corporation" or "subsidiary corporation" of the Company as those terms are defined in Section 424 of the Code.

6.    RULES APPLICABLE TO AWARDS

      (a)   ALL AWARDS

            (1) AWARD PROVISIONS. The Administrator will determine the terms of all Awards, subject to the limitations provided herein.

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            (2) TRANSFERABILITY. Neither ISOs nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant's lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.

            (3) VESTING, ETC. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable during or following cessation of Employment. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, immediately upon the cessation of the Participant's Employment an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

            (A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant's permitted transferee, if any, immediately prior to the cessation of the Participant's Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate;

            (B) all Stock Options and SARs held by a Participant or the Participant's permitted transferee, if any, immediately prior to the Participant's death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant's death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate; and

            (C) all Stock Options and SARs held by a Participant or the Participant's permitted transferee, if any, immediately prior to the cessation of the Participant's Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

            (4) TAXES. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

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            (5) DIVIDEND EQUIVALENTS, ETC. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

            (6) RIGHTS LIMITED. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

            (7) SECTION 162(m). This Section 6(a)(7) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(7) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). The Performance Criteria so established shall serve as a condition to the grant, vesting or payment of the Performance Award, as determined by the Administrator. Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the Performance Criteria have been attained and such determination will be final and conclusive. If the Performance Criteria with respect to the Award are not attained, no other Award will be provided in substitution of the Performance Award. No Performance Award to which this
Section 6(a)(7) applies may be granted after the first meeting of the stockholders of the Company held in 2009 until the performance measures specified under the definition of "Performance Criteria" (as the same may be amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

            (8) NON-U.S. AWARDS. Awards under the Plan may be granted to any eligible person regardless of the jurisdiction in which he or she works or resides. Notwithstanding the foregoing, the Administrator in its discretion may establish one or more separate subplans or programs under the Plan for the grant of Awards to eligible persons in a specified jurisdiction or jurisdictions and may include in any such subplan or program such special rules as it determines.

            (9) TERM OF PLAN. No Award may be granted under the Plan after February 11, 2014, but Awards previously granted may extend beyond that date.

      (b)   AWARDS REQUIRING EXERCISE

            (1) TIME AND MANNER OF EXERCISE. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the

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Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

            (2) EXERCISE PRICE. The exercise price of an Award requiring exercise will not be less than the fair market value of the Stock subject to the Award, determined as of the date of grant. No Award requiring exercise, once granted, may be repriced other than in accordance with the stockholder approval requirements of the New York Stock Exchange.

            (3) PAYMENT OF EXERCISE PRICE. Where the exercise of an Award is to be accompanied by or otherwise requires payment, such payment shall be made by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (a) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (b) by delivery to the Company of a promissory note of the person exercising the Award, payable on such terms as are specified by the Administrator, (c) through a broker-assisted exercise program acceptable to the Administrator, (d) by other means acceptable to the Administrator, or (e) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (a) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

            (4) EXPIRATION OF AWARD. All Awards requiring exercise, to the extent not previously exercised, forfeited, canceled or otherwise terminated, shall expire not later than seven years from the date of grant.

      (c)   AWARDS NOT REQUIRING EXERCISE

      Awards of Restricted Stock and Unrestricted Stock may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7.    EFFECT OF CERTAIN TRANSACTIONS

      (a)   MERGERS, ETC.

            (1) COVERED TRANSACTIONS. Except as otherwise provided in an Award, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Administrator determines. In the event of a Covered Transaction (whether or not there is an acquiring or surviving entity) where there is no such assumption or substitution, except as otherwise provided in the Award each Stock Option, SAR and other Award requiring exercise

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will become fully exercisable, and the delivery of shares of Stock issuable under each outstanding Award of Restricted Stock Units will be accelerated and such shares will be issued, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Covered Transaction, and the Award will terminate upon consummation of the Covered Transaction. Any shares of Stock issued pursuant to the preceding sentence in satisfaction of an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting condition to which the Award was subject. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

      (b)   CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

            (1) BASIC ADJUSTMENT PROVISIONS. In the event of a stock dividend, stock split (including reverse stock split) or combination of shares, recapitalization or other change in the Company's capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan, to the maximum number of shares specified in Section 4(a) that may be issued upon the exercise of ISOs, to the maximum number of shares specified in Section 4(a) that may be issued with respect to Stock Options that are not ISOs, and to the maximum share limits described in Section 4(c) and 4(d), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

            (2) CERTAIN OTHER ADJUSTMENTS. To the extent consistent with qualification of ISOs under Section 422 of the Code and with the performance-based compensation rules of Section 162(m), where applicable, the Administrator may also make adjustments of the type described in Section 7(b)(1) to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder.

            (3) CONTINUING APPLICATION OF PLAN TERMS. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.    LEGAL CONDITIONS ON DELIVERY OF STOCK

      The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such

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shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing
Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.    AMENDMENT AND TERMINATION

      The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant's consent, alter the terms of an Award so as to affect adversely a Participant's rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.   OTHER COMPENSATION ARRANGEMENTS

      The existence of the Plan or the grant of any Award will not in any way affect the Company's right to Award a person bonuses or other compensation in addition to Awards under the Plan.

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EXHIBIT A

                               DEFINITION OF TERMS

      The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

      "ADMINISTRATOR": The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the authority to grant rights or options to the extent permitted by
Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii) the Compensation Committee (or a properly delegated member or members of such Committee) shall have authorized the issuance of a specified number of shares of Stock under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term "Administrator" shall include the person or persons so delegated to the extent of such delegation.

      "AFFILIATE": Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

      "AWARD": Any or a combination of the following:

            (i)   Stock Options.

            (ii)  SARs.

            (iii) Restricted Stock.

            (iv)  Stock Units, including Restricted Stock Units.

            (v)   Performance Awards.

            (vi)  Cash Awards

            (vii) Awards (other than Awards described in (i), (ii), (iii), (iv),
      (v) or (vi) above) that are convertible into or otherwise based on Stock.

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      "BOARD": The Board of Directors of the Company.

      "CASH AWARD" means an Award denominated in cash.

      "CODE": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

      "COMPENSATION COMMITTEE": The Compensation Committee of the Board.

      "COMPANY": Enterasys Networks, Inc.

      "COVERED TRANSACTION": Any of (i) a consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert,
(ii) a sale or transfer of all or substantially all the Company's assets, or
(iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

      "EMPLOYEE": Any person who is employed by the Company or an Affiliate.

      "EMPLOYMENT": A Participant's employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant's employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant's Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

      "ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

      "PARTICIPANT": A person who is granted an Award under the Plan.

      "PERFORMANCE AWARD": An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

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      "PERFORMANCE CRITERIA": Specified criteria, other than the mere performance of services or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a separate entity, divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (a) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; or any combination of the foregoing; or (b) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A qualified performance measure and targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

      "PLAN": The Enterasys Networks, Inc. 2004 Equity Incentive Plan as from time to time amended and in effect.

      "RESTRICTED STOCK": An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

      "RESTRICTED STOCK UNIT": A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

      "SECTION 162(m)": Section 162(m) of the Code.

      "SARs": Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

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      "STOCK": Common Stock of the Company, par value $.01 per share.

      "STOCK UNIT": An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

      "STOCK OPTIONS": Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.


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